                                                                    EXHIBIT 99.1

                       FARMERS STATE BANK OF CAMP POINT

                             Financial Statements

                          December 31, 1998 and 1997

                  (With Independent Auditors' Report Thereon)

                         Independent Auditors' Report

The Board of Directors and Shareholders
Farmers State Bank of Camp Point:

We have audited the accompanying balance sheets of Farmers State Bank of Camp Point (the Company) as of December 31, 1998 and 1997, and the related statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Farmers State Bank of Camp Point as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1998, in conformity with generally accepted accounting principles.



St. Louis, Missouri              /s/ KPMG LLP
January 14, 2000

                       FARMERS STATE BANK OF CAMP POINT

                                Balance Sheets

                          December 31, 1998 and 1997



                                      Assets                                               1998              1997
                                                                                      ---------------   ----------------
Cash and due from banks                                                             $        853,069            918,008
Interest bearing deposits                                                                     17,270             15,642
Federal funds sold                                                                         1,000,000                 --
                                                                                      ---------------   ----------------
             Cash and cash equivalents                                                     1,870,339            933,650

Debt and marketable equity securities
    available-for-sale, at fair value                                                     15,657,154         15,909,889
Loans, net                                                                                14,254,702         14,426,412
Premises and equipment, net                                                                  451,477            476,007
Accrued interest receivable                                                                  449,393            434,983
Other assets                                                                                 270,820             94,538
                                                                                      ---------------   ----------------
             Total assets                                                           $     32,953,885         32,275,479
                                                                                      ===============   ================

                             Liabilities and Shareholders' Equity

Deposits:
    Noninterest-bearing                                                             $      3,288,394          2,915,442
    Interest-bearing                                                                      24,638,484         24,405,392
                                                                                      ---------------   ----------------
             Total deposits                                                               27,926,878         27,320,834


Securities sold under agreements to repurchase                                               289,273            439,797
Accrued interest payable                                                                     124,414            135,674
Other liabilities                                                                            251,056            214,464
                                                                                      ---------------   ----------------
             Total liabilities                                                            28,591,621         28,110,769
                                                                                      ---------------   ----------------

Commitments and contingencies

Shareholders' equity:
    Common stock, $100 par value, 2,400 shares
      authorized, issued, and outstanding in 1998 and 1997                                   240,000            240,000
    Surplus                                                                                1,760,000          1,760,000
    Retained earnings                                                                      2,276,811          2,101,106
    Accumulated other comprehensive income                                                    85,453             63,604
                                                                                      ---------------   ----------------
             Total shareholders' equity                                                    4,362,264          4,164,710
                                                                                      ---------------   ----------------
             Total liabilities and shareholders' equity                             $     32,953,885         32,275,479
                                                                                      ===============   ================

See accompanying notes to financial statements.

                       FARMERS STATE BANK OF CAMP POINT

                             Statements of Income

                    Years ended December 31, 1998 and 1997


                                                                             1998            1997
                                                                          ------------   -------------
Interest income:
    Interest and fees on loans                                          $   1,248,431       1,261,898
    Interest and dividends on debt and
      marketable equity securities                                            916,227         888,662
    Interest on interest bearing deposits                                         755             874
    Interest on federal funds sold                                             22,770          40,089
                                                                          ------------   -------------

            Total interest income                                           2,188,183       2,191,523
                                                                          ------------   -------------

Interest expense:
    Interest on deposits                                                    1,100,112       1,123,153
    Interest on securities sold under agreements to repurchase                 21,756          24,402
                                                                          ------------   -------------

            Total interest expense                                          1,121,868       1,147,555
                                                                          ------------   -------------
            Net interest income                                             1,066,315       1,043,968

Provision for loan losses                                                      12,000          20,000
                                                                          ------------   -------------
            Net interest income after provision
              for loan losses                                               1,054,315       1,023,968
                                                                          ------------   -------------

Noninterest income:
    Service charges on deposits                                                37,185          38,601
    Gain on sale of securities, net                                            35,410          10,955
    Other noninterest income                                                   36,693          32,594
                                                                          ------------   -------------

            Total noninterest income                                          109,288          82,150
                                                                          ------------   -------------

Noninterest expense:
    Salaries and employee benefits                                            344,516         332,356
    Occupancy and equipment expense                                           104,810         101,033
    Data processing expense                                                    49,048          48,584
    Other noninterest expense                                                 175,091         184,850
                                                                          ------------   -------------

            Total noninterest expense                                         673,465         666,823
                                                                          ------------   -------------
            Income before income tax expense                                  490,138         439,295

Income tax expense                                                            112,833          80,354
                                                                          ------------   -------------

            Net income                                                  $     377,305         358,941
                                                                          ============   =============

Basic and diluted earnings per share                                    $      157.21          149.56
                                                                          ============   =============

See accompanying notes to financial statements.

                       FARMERS STATE BANK OF CAMP POINT

          Statements of Shareholders' Equity and Comprehensive Income

                    Years ended December 31, 1998 and 1997

                                                                                              Accumulated
                                                                                                 other
                                                                                                compre-          Total
                                               Common stock                       Retained      hensive       shareholders'
                                        ------------------------
                                          Shares        Amount       Surplus      earnings      income           equity
                                        ----------   -----------   -----------   ----------   ------------    -------------
Balance at December 31, 1996                 2,400   $   240,000     1,760,000    1,878,965         19,760        3,898,725

Comprehensive income:
    Net income                                  --            --            --      358,941             --          358,941
    Other comprehensive income -
      change in unrealized gain
      on securities available-for-sale,
      net of tax                                --            --            --           --         43,844           43,844
                                                                                                              -------------
        Total comprehensive income                                                                                  402,785
                                                                                                              -------------
Dividends paid ($57 per share)                  --            --            --     (136,800)            --         (136,800)
                                        ----------   -----------   -----------   ----------   ------------    -------------
Balance at December 31, 1997                 2,400       240,000     1,760,000    2,101,106         63,604        4,164,710

Comprehensive income:
    Net income                                  --            --            --      377,305             --          377,305
    Other comprehensive income -
      change in unrealized gain
      on securities available-for-sale,
      net of tax                                --            --            --           --         21,849           21,849
                                                                                                              -------------
        Total comprehensive income                                                                                  399,154
                                                                                                              -------------
Dividends paid ($84 per share)                  --            --            --     (201,600)            --         (201,600)
                                        ----------   -----------   -----------   ----------   ------------    -------------
Balance at December 31, 1998                 2,400   $   240,000     1,760,000    2,276,811         85,453        4,362,264
                                        ==========   ===========   ===========   ==========   ============    =============

See accompanying notes to financial statements.

                       FARMERS STATE BANK OF CAMP POINT

                           Statements of Cash Flows

                    Years ended December 31, 1998 and 1997

                                                                                        1998           1997
                                                                                    -------------  --------------
Cash flows from operating activities:
    Net income                                                                      $     377,305         358,941
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation and amortization                                                      56,640          44,687
        Provision for loan losses                                                          12,000          20,000
        Gain on sale of securities                                                        (35,410)        (10,955)
        Increase in accrued interest receivable                                           (14,410)        (87,401)
        Decrease in accrued interest payable                                              (11,260)         (3,166)
        Increase in other assets                                                         (176,282)         (7,015)
        Other, net                                                                         25,668         (28,307)
                                                                                    -------------  --------------
            Net cash provided by operating activities                                     234,251         286,784
                                                                                    -------------  --------------

Cash flows from investing activities:
    Proceeds from sales of debt and marketable equity securities
      available-for-sale                                                                4,470,411         819,938
    Proceeds from maturities and principal payments on debt
      and marketable equity securities available-for-sale                               4,413,119       4,305,835
    Purchases of debt and marketable equity securities
      available-for-sale                                                               (8,578,356)     (6,508,252)
    Net (increase) decrease in loans                                                      159,710        (340,913)
    Purchases of premises and equipment, net                                              (16,366)        (34,834)
                                                                                    -------------  --------------
            Net cash provided by (used in) investing activities                           448,518      (1,758,226)
                                                                                    -------------  --------------

Cash flows from financing activities:
    Net increase in deposits                                                              606,044       1,568,815
    Decrease in securities sold under agreements to repurchase                           (150,524)         19,527
    Cash dividends paid                                                                  (201,600)       (136,800)
                                                                                    -------------  --------------
            Net cash provided by financing activities                                     253,920       1,451,542
                                                                                    -------------  --------------

            Net increase (decrease) in cash and cash equivalents                          936,689         (19,900)

Cash and cash equivalents at beginning of year                                            933,650         953,550
                                                                                    -------------  --------------
Cash and cash equivalents at end of year                                            $   1,870,339         933,650
                                                                                    =============  ==============
Supplemental information:
    Interest paid                                                                   $   1,133,128       1,150,721
    Income taxes paid                                                                      90,794          84,613
                                                                                    =============  ==============

See accompanying notes to financial statements.

                       FARMERS STATE BANK OF CAMP POINT

                         Notes to Financial Statements

                          December 31, 1998 and 1997


(1)  Summary of Significant Accounting Policies

     Farmers State Bank of Camp Point (the Company) provides a full range of banking services to commercial and individual customers throughout Adams County, Illinois. The Company, which operates as a single business segment, is subject to competition from other financial and nonfinancial institutions providing financial products in this Illinois market. Additionally, the Company is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory agencies.

     The accounting and reporting policies of the Company conform, in all material respects, to generally accepted accounting principles within the banking industry.

     The more significant of the Company's accounting policies are set forth below:

          Use of Estimates

          The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, including the determination of the allowance for loan losses, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results differ from those estimates.

          Cash and Cash Equivalents

          For purposes of the statements of cash flows, cash and cash equivalents include cash, due from banks, interest-bearing deposits, and federal funds sold.

          Investment Securities

          At the time of purchase for the periods covered, all debt and marketable equity securities were classified as available-for-sale. Unrealized gains and losses, net of tax, are excluded from earnings and reported as accumulated other comprehensive income, a separate component of shareholders' equity, until realized. A decline in the market value of any security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

          Premiums and discounts are amortized or accreted over the lives of the respective securities as an adjustment to yield using the interest method. Dividend and interest income is recognized when earned. Realized gains and losses are included in earnings and are derived using the specific-identification method for determining the cost of securities sold.

          The Company, as a member of the Federal Home Loan Bank System administered by the Federal Housing Finance Board, is required to maintain an investment in the capital stock of the Federal Home Loan Bank (FHLB) in an amount equal to the greater of 1% of the Company's total mortgage-related assets at the beginning of each year or 0.3% of the Company's total assets at the beginning of each year. This investment is recorded at cost which represents redemption value.

                                                                     (Continued)

                       FARMERS STATE BANK OF CAMP POINT

                         Notes to Financial Statements

                          December 31, 1998 and 1997

       Loans

       Interest on loans is credited to income based upon the principal amount outstanding. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in accordance with the contractual terms of the loan agreement or when either principal or interest is past due over 90 days, unless the loan is in the process of collection and considered well secured. Subsequent payments received on such loans are applied to principal if there is any doubt as to the collectibility of such principal; otherwise, such receipts are recorded as interest income. Loans are returned to accrual status when management believes full collectibility of principal and interest is expected.

       A loan is considered impaired when it is probable the Company will be unable to collect all amounts due - both principal and interest - according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are discounted at the loan's effective interest rate. Alternatively, impairment is measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, the Company measures impairment based on the fair value of the collateral when foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement. The Company uses its nonaccrual policy for recognizing interest income on impaired loans.

       The Company originates certain loans which are sold in the secondary mortgage market. These long-term, fixed-rate loans are sold on a note-by-note basis. Immediately upon locking in an interest rate, the Company enters into an agreement to sell the mortgage loan without recourse. The Company allocates the entire cost of loans originated to the mortgage loans, as the Company does not retain servicing. These loans held for sale are included in loans, net in the balance sheets.

       The allowance for loan losses is available to absorb loan charge-offs. The allowance is increased by provisions charged to expense and reduced by loan charge-offs less recoveries. The provision charged to expense is that amount which management believes is sufficient to bring the balance of the allowance for loan losses to a level adequate to absorb potential loan losses, based on their knowledge and evaluation of the current loan portfolio and the current economic environment in which the borrowers of the Company operate.

       Management believes the allowance for loan losses is adequate to absorb losses in the loan portfolio. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions and changes in the financial condition of borrowers. Additionally, regulatory agencies, as an integral part of the examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to increase its allowance for loan losses based on their judgments and interpretations about information available to them at the time of their examinations.

                                                                     (Continued)

                       FARMERS STATE BANK OF CAMP POINT

                         Notes to Financial Statements

                          December 31, 1998 and 1997


       Premises and Equipment

       Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, which is 40 years for the building, 7-40 years for building improvements, and 5-20 years for furniture, fixtures, and equipment. Property additions and betterments are capitalized, while maintenance and repairs which do not extend the useful life of the asset are expensed as incurred.

       Income Taxes

       Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period which includes the enactment date.

       Earnings Per Share

       As the Company has no dilutive instruments, basic earnings per share and dilutive earnings per share are equal. Basic earnings per share is computed by dividing net income by 2,400, the weighted average number of common shares outstanding during 1998 and 1997.

       Financial Instruments

       Financial instruments are defined as cash, evidence of an ownership interest in any entity, or a contract that both imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity, and conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity.

       Impairment of Long-lived Assets

       Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

       Comprehensive Income

       The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, during 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements,

                                                                     (Continued)

                       FARMERS STATE BANK OF CAMP POINT

                         Notes to Financial Statements

                          December 31, 1998 and 1997

       and requires an enterprise to (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company reports comprehensive income in the statements of shareholders' equity and comprehensive income. The adoption of SFAS No. 130 did not have an effect on the financial position or results of operations of the Company.

 (2) Regulatory Restrictions and Capital Requirements

     The Company is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines, the Company must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification of the Company are subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

     Quantitative measures established by regulations to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to adjusted average assets. Management believes, as of December 31, 1998, the Company meets all capital adequacy requirements to which it is subject.

     The Company is also subject to the regulatory framework for prompt corrective action. The Company's most recent notification from the Federal Deposit Insurance Corporation categorized it as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I to adjusted average assets ratios as set forth in the following table. There are no obligations or events since their most recent notification that management believes have changed the Company's category.

                                                                     (Continued)

                       FARMERS STATE BANK OF CAMP POINT

                         Notes to Financial Statements

                          December 31, 1998 and 1997


     The actual and required capital amounts and ratios for the Company as of December 31, 1998 and 1997 are as follows (dollars in thousands):

                                                                                                 Requirements to
                                                                                                 be classified as
                                               Actual              Capital requirements          well capitalized
                                     -------------------------   -------------------------   -------------------------
                                        Amount        Ratio         Amount        Ratio         Amount        Ratio
                                     ------------  -----------   ------------  -----------   ------------  -----------
     1998:
        Total capital (to risk-
         weighted assets)            $      4,427        24.10%  $      1,469         8.00%  $      1,837        10.00%
        Tier I capital (to risk-
         weighted assets)                   4,276        23.28            735         4.00          1,102         6.00
        Tier I capital (to
         average assets)                    4,276        13.20            972         3.00          1,619         5.00
                                     ============  ===========   ============  ===========   ============  ===========

                                                                                                 Requirements to
                                                                                                 be classified as
                                               Actual              Capital requirements          well capitalized
                                     -------------------------   -------------------------   -------------------------
                                        Amount        Ratio         Amount        Ratio         Amount        Ratio
                                     ------------  -----------   ------------  -----------   ------------  -----------
     1997:
        Total capital (to risk-
         weighted assets)            $      4,262        23.13%  $      1,474         8.00%  $      1,843        10.00%
        Tier I capital (to risk-
         weighted assets)                   4,101        22.25            737         4.00          1,106         6.00
        Tier I capital (to
         average assets)                    4,101        12.86            957         3.00          1,594         5.00
                                     ============  ===========   ============  ===========   ============  ===========

(3)  Debt and Marketable Equity Securities

     The amortized cost and fair values of debt and marketable equity securities available-for-sale at December 31, 1998 and 1997 are as follows:

                                                                               1998
                                                  ----------------------------------------------------------------
                                                                      Gross             Gross
                                                   Amortized        unrealized        unrealized         Fair
                                                      cost            gains             losses           value
                                                  ------------     ------------      ------------    -------------
     Debt securities:
        U.S. Treasury securities                  $  1,903,365           16,275                --        1,919,640
        U.S. Government corporations
          and agencies                               4,224,065           55,309              (154)       4,279,220
        Obligations of state and political
          subdivisions                               2,699,632           61,142              (405)       2,760,369
        Mortgage-backed securities                   6,156,236           22,382           (29,453)       6,149,165
        Other                                          448,776            3,084                --          451,860
                                                  ------------     ------------      ------------    -------------
                                                    15,432,074          158,192           (30,012)      15,560,254
     Marketable equity securities -
        Federal Home Loan Bank stock                    96,900               --                --           96,900
                                                  ------------    -------------      ------------    -------------
                                                  $ 15,528,974          158,192           (30,012)      15,657,154
                                                  ============    =============      ============    =============

                                      10                             (Continued)

                       FARMERS STATE BANK OF CAMP POINT

                         Notes to Financial Statements

                          December 31, 1998 and 1997


                                                                                     1997
                                                        ---------------------------------------------------------------
                                                                            Gross             Gross
                                                         Amortized        unrealized        unrealized        Fair
                                                            cost            gains             losses          value
                                                        ------------     ------------      ------------    ------------
     Debt securities:
        U.S. Treasury securities                        $  3,153,182           15,972            (1,046)      3,168,108
        U.S. Government corporations
          and agencies                                     4,700,926           17,315            (1,087)      4,717,154
        Obligations of state and political
          subdivisions                                     3,305,699           45,209            (2,030)      3,348,878
        Mortgage-backed securities                         3,334,694           28,114           (10,681)      3,352,127
        Other                                              1,228,583            3,639                --       1,232,222
                                                        ------------     ------------      ------------    ------------

                                                          15,723,084          110,249           (14,844)     15,818,489
     Marketable equity securities -
        Federal Home Loan Bank stock                          91,400               --                --          91,400
                                                        ------------     ------------      ------------    ------------

                                                        $ 15,814,484          110,249           (14,844)     15,909,889
                                                        ============     ============      ============    ============

     The amortized cost and fair values of securities available-for-sale at December 31, 1998 and 1997, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers have the right to call or repay obligations with or without prepayment penalties.

                                                                     1998                              1997
                                                        -----------------------------      ----------------------------
                                                          Amortized         Fair             Amortized        Fair
                                                            cost            value              cost           value
                                                        ------------     ------------      ------------    ------------
Due in one year or less                                 $  2,012,517        2,027,826         3,081,682       3,081,473
Due after one year through five years                      6,863,698        6,981,358         8,909,215       8,974,548
Due after five years through ten years                       399,623          401,905           397,493         410,341
                                                        ------------     ------------      ------------    ------------

                                                           9,275,838        9,411,089        12,388,390      12,466,362
Mortgage-backed securities                                 6,156,236        6,149,165         3,334,694       3,352,127
Federal Home Loan Bank stock                                  96,900           96,900            91,400          91,400
                                                        ------------     ------------      ------------    ------------

                                                        $ 15,528,974       15,657,154        15,814,484      15,909,889
                                                        ============     ============      ============    ============

     Proceeds from sales of debt and marketable equity securities during 1998 and 1997 were $4,470,411 and $819,938, respectively. Gross gains of $37,530 and $11,872 and gross losses of $2,120 and $917, respectively, were realized on those sales. All sales during 1998 and 1997 were from the available-for-sale category.

                                      11                             (Continued)

                       FARMERS STATE BANK OF CAMP POINT

                         Notes to Financial Statements

                          December 31, 1998 and 1997


     Debt and marketable equity securities with carrying values aggregating $4,437,647 and $3,902,248 at December 31, 1998 and 1997, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

(4)  Loans

     The composition of the loan portfolio at December 31, 1998 and 1997 is as follows:

                                                     1998               1997
                                                --------------    --------------

     Commercial                                 $    5,496,325         4,714,244
     Real estate                                     7,066,451         7,359,337
     Installment and others                          1,789,626         2,514,189
     Loans held for sale                                53,200                --
                                                --------------    --------------

                                                    14,405,602        14,587,770

     Allowance for loan losses                         150,900           161,358
                                                --------------    --------------

        Loans, net                              $   14,254,702        14,426,412
                                                ==============    ==============

     The Company grants commercial, residential mortgage, and installment loans to customers primarily in their service area of Adams County, Illinois. The Company has a diversified loan portfolio, with no particular concentration of credit in any one economic sector in this service area; however, a substantial portion of the portfolio is concentrated in and secured by real estate. The ability of the Company's borrowers to honor their contractual obligations is dependent upon the local economy and its effect on the real estate market.

     Following is a summary of activity for the year ended December 31, 1998, of loans to executive officers and directors or to entities in which such individuals had beneficial interest as shareholders, officers, or directors. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility.


                    Balance at December 31, 1997             $   75,595

                    New loans                                        --

                    Payments received                            (6,426)
                                                             ----------

                    Balance at December 31, 1998             $   69,169
                                                             ==========

                                      12                             (Continued)

                       FARMERS STATE BANK OF CAMP POINT

                         Notes to Financial Statements

                          December 31, 1998 and 1997


    Transactions in the allowance for loan losses for the years ended December 31, 1998 and 1997 are summarized as follows:

                                                                                                1998           1997
                                                                                           ------------    ------------
    Balance at January 1                                                                  $     161,358        187,628
    Provision charged to expense                                                                 12,000         20,000
    Loans charged-off                                                                           (53,845)       (58,274)
    Recoveries of loans previously charged-off                                                   31,387         12,004
                                                                                           ------------    ------------

    Balance at December 31                                                                $     150,900        161,358
                                                                                           ============    ============

    A summary of impaired loans at December 31, 1998 and 1997 follows:

                                                                                               1998           1997
                                                                                           ------------    ------------
    Nonaccrual loans                                                                      $      61,814        133,448
    Impaired loans continuing to accrue interest                                                     --             --
                                                                                           ------------    ------------

          Total impaired loans                                                            $      61,814        133,448
                                                                                           ============    ============

    Allowance for losses on impaired loans                                                $          --             --
    Impaired loans with no related allowance for loan losses                                     61,814        133,448
                                                                                           ============    ============

    The average balance of impaired loans during 1998 and 1997 was $114,080 and $61,531, respectively.

    A summary of interest income on nonaccrual and other impaired loans for 1998 and 1997 is as follows:

                                                                                          Impaired loans
                                                                        Nonaccrual        continuing to
                                                                          loans          accrue interest     Total
                                                                    --------------    ------------------    ---------
    1998:
    Income recognized                                              $             --                    --           --
       Interest income had interest accrued                                  11,933                    --       11,933
                                                                    ===============   ===================   ==========

    1997:
       Income recognized                                           $             --                    --           --
       Interest income had interest accrued                                  14,861                    --       14,861
                                                                    ===============   ===================   ==========

                                      13                             (Continued)

                       FARMERS STATE BANK OF CAMP POINT

                         Notes to Financial Statements

                          December 31, 1998 and 1997


  (5)     Premises and Equipment

          A summary of premises and equipment at December 31, 1998 and 1997 is as follows:

                                                                                1998            1997
                                                                           ------------    ------------
          Land                                                           $       29,726          29,726
          Buildings                                                             599,966         594,930
          Furniture, fixtures, and equipment                                    496,859         485,529
                                                                           ------------    ------------

                                                                              1,126,551       1,110,185

          Less accumulated depreciation                                         675,074         634,178
                                                                           ------------    ------------

                                                                         $      451,477         476,007
                                                                           ============    ============

          Amounts charged to occupancy and equipment expense for depreciation aggregated $40,896 and $40,386 for the years ended December 31, 1998 and 1997, respectively.

  (6)     Interest-bearing Deposits

          A summary of interest-bearing deposits at December 31, 1998 and 1997 is as follows:

                                                                                1998            1997
                                                                           -------------   -------------
          NOW and money market demand accounts                           $    5,962,599       5,300,452
          Savings                                                             1,483,982       1,222,518
          Other time deposits:
             Less than $100,000                                              13,880,866      13,978,890
             $100,000 and over                                                3,311,037       3,903,532
                                                                           -------------   -------------

                                                                         $   24,638,484      24,405,392
                                                                           =============   =============

          Interest expense on deposits for the years ended December 31, 1998 and 1997 is summarized as follows:

                                                                              1998            1997
                                                                         -------------   -------------
          NOW and money market demand accounts                            $   124,344        128,428
          Savings                                                              28,635         26,701
          Other time deposits:
            Less than $100,000                                                747,193        759,892
            $100,000 and over                                                 199,940        208,132
                                                                         -------------   -------------

                                                                          $ 1,100,112      1,123,153
                                                                         =============   =============

                                      14                             (Continued)

                       FARMERS STATE BANK OF CAMP POINT

                         Notes to Financial Statements

                          December 31, 1998 and 1997


     The maturities of other time deposits at December 31, 1998 are show below. Expected maturities may differ from contractual maturities because depositors may redeem deposits early.

          Due in three months or less                                 $       4,624,709
          Due in greater than three months through one year                   9,027,146
          Due in greater than one year through three years                    3,426,821
          Due in greater than three years                                       113,227
                                                                        ---------------

                                                                      $      17,191,903
                                                                        ===============

(7)  Other Comprehensive Income

     The Company's other comprehensive income included the following components:

                                                                                          1998           1997
                                                                                      ------------   ------------
     Net realized and unrealized gain (loss) on securities
      available-for-sale, net of tax                                                 $    45,620          51,074

     Less adjustment for net securities gain (loss) realized in net
      income, net of tax                                                                  23,771           7,230
                                                                                      ------------   ------------

                                                                                     $    21,849          43,844
                                                                                      ============   ============

(8)  Income Taxes

     The components of income tax expense for the years ended December 31, 1998 and 1997 are as follows:

                                                                                          1998            1997
                                                                                      ------------   ------------
     Current expense:
        Federal                                                                      $    90,833          91,128
      Decrease in the beginning of the year balance of the valuation
       allowance for deferred tax assets                                                 (25,761)             --
      Deferred                                                                            47,761         (10,774)
                                                                                      ------------   ------------

                                                                                     $   112,833          80,354
                                                                                      ============   ============

                                      15                            (Continued)

                       FARMERS STATE BANK OF CAMP POINT

                         Notes to Financial Statements

                          December 31, 1998 and 1997


     A reconciliation of expected income tax expense to Federal income tax expense, computed by applying the Federal statutory rate of 34% to income before income tax expense for the years ended December 31, 1998 and 1997 to reported income tax expense, is as follows:

                                                                    1998             1997
                                                               --------------    -------------
     Income tax expense at statutory rate                      $      166,647          149,360
     Decrease in income taxes resulting from:
      Tax exempt income                                               (43,808)         (53,128)
      Change in the beginning of the year balance of the
         valuation allowance for deferred tax assets                  (25,761)              --
      Other, net                                                       15,755          (15,878)
                                                               --------------    -------------

            Income tax expense                                 $      112,833           80,354
                                                               ==============    =============

     The tax effect of temporary differences which give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below:

                                                                    1998             1997
                                                               --------------    -------------
     Deferred tax assets:
       Alternative minimum tax credit                          $           --           31,500
       Net operating loss carryforward                                 80,454           94,411
                                                               --------------    -------------

            Gross deferred tax assets                                  80,454          125,911

       Less valuation allowance                                            --          (25,761)
                                                               --------------    -------------

            Deferred tax assets, net                                   80,454          100,150
                                                               --------------    -------------

     Deferred tax liabilities:
       Premises and equipment, basis                                  (21,199)         (22,159)
       Accrual to cash conversion for book to tax
          accounting methods                                         (113,027)         (90,990)
       Allowance for loan losses                                      (82,396)         (85,234)
       Available-for-sale securities market valuation                 (42,726)         (31,802)
       Other                                                           (8,732)         (24,667)
                                                               --------------    -------------

            Total gross deferred tax liabilities                     (268,080)        (254,852)
                                                               --------------    -------------

            Net deferred tax liabilities                       $     (187,626)        (154,702)
                                                               ==============    =============

                                      16                             (Continued)

                       FARMERS STATE BANK OF CAMP POINT

                         Notes to Financial Statements

                          December 31, 1998 and 1997


     At December 31, 1998, the Company has state net operating loss carryforwards (NOLs) of approximately $1,121,000. The state NOLs for the Company at December 31, 1998 expire during 2004 through 2010.

     The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. A valuation allowance is provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. There was no valuation allowance for deferred tax assets as of December 31, 1998. The net change in the total valuation allowance for the year ended December 31, 1998 was a decrease of $25,761.

(9)  Employee Benefits

     The Company maintains a Profit Sharing Plan for all employees meeting certain eligibility requirements. The Company makes contributions to the plan based on an annual election. The annual election amount is allocated to the participants based on the percentage of their compensation compared to all participants' compensation. All contributions are one-third, two-thirds, and 100% vested after one, two, and three years of service, respectively. Employer contributions to the plan totaled $28,312 and $25,802 in 1998 and 1997, respectively.

(10) Other Noninterest Expense

     Other noninterest expense for the years ended December 31, 1998 and 1997 is as follows:

                                                          1998          1997
                                                       ----------    ----------

     Professional services                             $   33,601        44,073
     Directors' fees                                       24,900        24,900
     Advertising                                            6,530         6,652
     Postage and supplies                                  33,574        35,233
     Other                                                 76,486        73,992
                                                       ----------    ----------

                                                       $  175,091       184,850
                                                       ==========    ==========

                                      17                             (Continued)

                       FARMERS STATE BANK OF CAMP POINT

                         Notes to Financial Statements

                          December 31, 1998 and 1997


(11) Commitments and Contingencies

     During the normal course of business, there have been no legal claims that have arisen which, in the opinion of management, will result in any material liability to the Company.

(12) Disclosures About Financial Instruments

     The Company issues financial instruments with off-balance sheet risk in the normal course of the business of meeting the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments may involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

     The contractual amounts of these instruments reflect the extent of involvement the Company has in such particular classes of financial instruments.

     The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of such instruments. The Company uses the same credit policies in making commitments and conditional obligations as they do for on-balance sheet financial instruments included in the balance sheets. Following is a summary of off-balance sheet financial instruments at December 31, 1998 and 1997, respectively:

                                                             1998        1997
                                                          ----------  ----------

     Financial instruments whose contractual
       amounts represent:
          Commitments to extend credit                    $1,671,383   1,315,348
          Standby letters of credit                           11,200      10,000
                                                          ----------  ----------

           Total off-balance sheet financial instruments  $1,682,583   1,325,348
                                                          ==========  ==========

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. At December 31, 1998, $535,745 represents fixed rate loan commitments. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but is generally residential or income-producing commercial property, inventory, accounts receivable, or equipment.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

                                      18                             (Continued)

                       FARMERS STATE BANK OF CAMP POINT

                         Notes to Financial Statements

                          December 31, 1998 and 1997


(13) Subsequent Event

     On March 2, 1999, Illini Corporation (Illini) announced a definitive agreement to acquire all of the outstanding shares of the Company in exchange for 123,333 shares of Illini's common stock and cash of $3,256,260. Illini is headquartered in Springfield, Illinois and had assets of approximately $175 million at September 30, 1999. The acquisition closed on November 19, 1999.

                                      19                             (Continued)